225 Franklin Street Boston, MA 02110-2804 United States of America

FOR IMMEDIATE RELEASE

For Release:	FOR IMMEDIATE RELEASE

Contact:	Media:	Arlene C. Roberts
+1 617/664-3933

STATE STREET ELECTS KENNETT F. BURNES
TO ITS BOARD OF DIRECTORS

Boston, MA, October 16, 2003 – State Street Corporation (NYSE: STT), the world’s leading specialist in meeting the needs of sophisticated global investors, announced today that Kennett F. Burnes, chairman, president and chief operating officer of Cabot Corporation, has been elected to its Board of Directors, effective immediately.

“We are very pleased to welcome Kennett to the Board of Directors,” said David A. Spina, chairman and chief executive officer of State Street Corporation. “His extensive business and legal experience will make him a valuable asset to our Board.”

Prior to joining Cabot, Burnes, 60, was a partner at the Boston-based law firm Choate, Hall & Stewart, where he specialized in corporate and business law for nearly 20 years.

“I am delighted to join State Street’s Board of Directors,” said Mr. Burnes. “State Street’s market leadership position, its reputation for outstanding client service, and its strong and dedicated management team make it an important force in global financial services.”

Burnes is vice chairman of the Corporation of the Schepens Eye Research Institute. He currently serves on the Board of Directors of Cabot Corporation and J.K. Adams Co., Inc. and on the Dana Farber Cancer Institute’s Board of Trustees. A member of the Massachusetts Bar Association, Burnes holds both an L.L.B. and B.A. degree from Harvard University.

State Street Corporation (NYSE: STT) is the world's leading specialist in providing sophisticated global investors with investment servicing, investment management, research and analytics and trading services. With $8.8 trillion in assets under custody and $965 billion in assets under management, State Street is headquartered in Boston, Massachusetts and operates in 23 countries and over 100 markets worldwide. For more information, visit State Street's web site at www.statestreet.com.

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